UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                       International Speedway Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    460335201
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

---------------------                                       --------------------
CUSIP NO. 460335201                    13G                    PAGE 2 OF 10 PAGES
---------------------                                       --------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Columbia Wanger Asset Management, L.P. 04-3519872
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
   NUMBER OF   5.   SOLE VOTING POWER

    SHARES             2,651,100
               -----------------------------------------------------------------
 BENEFICIALLY  6.   SHARED VOTING POWER

   OWNED BY            0
               -----------------------------------------------------------------
     EACH      7.   SOLE DISPOSITIVE POWER

   REPORTING           2,651,100
               -----------------------------------------------------------------
    PERSON     8.   SHARED DISPOSITIVE POWER

     WITH              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        2,651,100
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        9.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON


        IA
--------------------------------------------------------------------------------

---------------------                                       --------------------
CUSIP NO. 460335201                    13G                    PAGE 3 OF 10 PAGES
---------------------                                       --------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
   NUMBER OF   5.   SOLE VOTING POWER

    SHARES             0
               -----------------------------------------------------------------
 BENEFICIALLY  6.   SHARED VOTING POWER

   OWNED BY            2,651,100
               -----------------------------------------------------------------
     EACH      7.   SOLE DISPOSITIVE POWER

   REPORTING           0
               -----------------------------------------------------------------
    PERSON     8.   SHARED DISPOSITIVE POWER

     WITH              2,651,100
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        2,651,100
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        9.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON


        CO
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

               International Speedway Corporation
            --------------------------------------------------------------------

Item 1(b)   Address of Issuer's Principal Executive Offices:

               1801 West International Speedway Boulevard
               Daytona Beach, Florida 32114
            --------------------------------------------------------------------

Item 2(a)   Name of Person Filing:

               Columbia Wanger Asset Management, L.P. ("WAM")
               WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP")
            --------------------------------------------------------------------

Item 2(b)   Address of Principal Business Office;

               WAM and WAM GP are located at:

               227 West Monroe Street, Suite 3000
               Chicago, Illinois 60606
            --------------------------------------------------------------------

Item 2(c)   Citizenship:

               WAM is a Delaware limited partnership
               WAM GP is a Delaware corporation.
            --------------------------------------------------------------------

Item 2(d)   Title of Class of Securities:

               Common Stock
            --------------------------------------------------------------------

Item 2(e)   CUSIP Number:

               460335201
            --------------------------------------------------------------------

Item 3      Type of Person:

               (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.
               -----------------------------------------------------------------

                               Page 4 of 10 Pages

Item 4      Ownership (at December 31, 2005):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    (i) WAM:      2,651,100
                    (i) WAM GP:   2,651,100
               -----------------------------------------------------------------

               (b)  Percent of class:

                    (i) WAM:      9.0%
                    (i) WAM GP:   9.0%
               -----------------------------------------------------------------

               (c)  Number of shares as to which such person has:

                        (1)  sole power to vote or to direct the vote:

                             (i) WAM:          2,651,100
                             (i) WAM GP:       0

                        (2)  shared power to vote or to direct the vote:

                             (i) WAM:          0
                             (i) WAM GP:       2,651,100

                        (3) sole power to dispose or to direct the disposition of:

                             (i) WAM:          2,651,100
                             (i) WAM GP:       0

                        (4) shared power to dispose or to direct disposition of:

                             (i) WAM:          0
                             (i) WAM GP:       2,651,100
               -----------------------------------------------------------------

Item 5      Ownership of Five Percent or Less of a Class:

               Not Applicable
            --------------------------------------------------------------------

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein include the shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by WAM, a Delaware limited partnership. CAT holds 6.8% shares of the Issuer's shares.
            --------------------------------------------------------------------

                               Page 5 of 10 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable
            --------------------------------------------------------------------

Item 8      Identification and Classification of Members of the Group:

               Not Applicable
            --------------------------------------------------------------------

Item 9      Notice of Dissolution of Group:

               Not Applicable
            --------------------------------------------------------------------

Item 10     Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            Disclaimer

               In accordance with Rule 13d-4 of the Securities Exchange Act of
            1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.
            --------------------------------------------------------------------

                               Page 6 of 10 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 2006


      The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                       WAM Acquisition SP, Inc.
                                       for itself and as general partner of
                                       COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By: /s/Bruce H. Lauer
                                         ---------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary

                               Page 7 of 10 Pages

                                  EXHIBIT INDEX

Exhibit 1 Joint Filing Agreement dated as of February 13, 2006 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                               Page 8 of 10 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

      The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


      Dated: February 13, 2006


                                       WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       COLUMBIA WANDER ASSET MANAGEMENT, L.P.


                                     By: /s/Bruce H. Lauer
                                         ---------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and
                                            Secretary


                                     COLUMBIA ACORN TRUST


                                     By: /s/Bruce H. Lauer
                                         ---------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Secretary

                               Page 9 of 10 Pages